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                                                                    EXHIBIT 21.1



                                 BANCTEC, INC.
                                 Founded: 1972
                   Incorporated (Delaware): January 2, 1987



                                           PLACE OF                 DATE OF
     SUBSIDIARY NAME                     INCORPORATION           INCORPORATION
     ---------------                     -------------           -------------

BancTec Limited                          England              October 27, 1976
BancTec (Canada), Inc.                   Canada               June 11, 1986
BancTec (Puerto Rico), Inc.              Delaware             February 24, 1988
BancTec (Export), Inc.                   U.S. Virgin Islands  January  22, 1990
BancTec Holding N.V.                     The Netherlands      May 24, 1991
     BancTec A/S                         Denmark              January 8, 1971
     BancTec Iberica S.A.                Spain                April 9, 1981
     BancTec AB                          Sweden               September 30, 1992
     BancTec S.A.                        France               December 31, 1990
     BancTec GmbH                        Germany              December 14, 1976
     BancTec B.V.                        The Netherlands      June 4, 1991
BancTec Third Party Maintenance, Inc.    Texas                February 26, 1992
BancTec Japan Inc.                       Japan                June 30, 1994
Recognition Mexico Holding Inc.          Delaware             September 30, 1994
     Recognition de Mexico S.A. de C.V.  Mexico               November 16, 1994
Servibanca                               Chile                January 18, 1990